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                                                                      EXHIBIT 11

                           MFN FINANCIAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

                                                        Twelve         Nine
                                                     Months Ended  Months Ended
                                                     Dec. 31, 2000 Dec. 31, 1999
                                                     ------------- -------------
(Dollars in thousands, except per share amounts)
BASIC
  Net income........................................  $    19,116   $    20,529
  Average common shares outstanding.................   10,000,002    10,000,000
  Earnings per common share before extraordinary
   credit...........................................  $      1.84   $      1.90
  Extraordinary gain from early retirement of debt..         0.07          0.15
                                                      -----------   -----------
  Earnings per common share.........................  $      1.91   $      2.05
                                                      ===========   ===========
DILUTED
  Net income........................................  $    19,116   $    20,529
  Average common shares and common stock equivalents
   outstanding......................................   10,002,399    10,000,661
  Earnings per common share before extraordinary
   credit...........................................  $      1.84   $      1.90
  Extraordinary gain from early retirement of debt..         0.07          0.15
                                                      -----------   -----------
  Earnings per common share.........................  $      1.91   $      2.05
                                                      ===========   ===========

   Due to the Company's emergence from the Voluntary Case and the implementation of Fresh Start Reporting, the presentation of earnings per share for the Predecessor Company is not meaningful.